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           OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT
               CURTIS MATHES HOLDING CORPORATION
           10 % CONVERTIBLE PREFERRED STOCK - SERIES K
THIS OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT (hereinafter the "Agreement") has been executed by the undersigned in connection with the sale of certain Securities designated as 10% Convertible Preferred Stock
- Series K (hereinafter the "Preferred Shares"), which are convertible into shares of common stock (hereinafter the "Common Shares") of Curtis Mathes Holding Corporation, (the "Corporation").

1.   AGREEMENT TO SUBSCRIBE; PURCHASE PRICE
     A.    Buyer  hereby subscribes for             $100,000  Convertible
Preferred Shares (the "Preferred Stock") convertible into Common Shares of the Seller in accordance with the terms set forth in the Certificate of Designation attached as Exhibit A to this Agreement, at $100,000 per
Share  for an aggregate purchase price of  $                            (
Dollars) payable in United States Dollars;
     B. Buyer shall pay the purchase price by delivering same day funds in United States Dollars to the Escrow Agent set forth in Section 4 herein, to be delivered to the order of Seller upon delivery of the Shares set forth in Section 5 herein by the Seller to said Escrow Agent; and
     C. This Agreement has been executed in connection with an offering (the "Offering") by Seller of Preferred Shares convertible into Common Shares pursuant to Regulation S ("Regulation S") as promulgated under the Securities Act of 1933, as amended (the "Securities Act").

2.   BUYER'S REPRESENTATIONS
     Buyer represents and warrants to Seller as follows:
     A.    Buyer  is  not  a  "U.S. Person" as defined  by  Rule  902  of
Regulation S, (See Exhibit B) was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;
     B. Buyer is not a "distributor" as defined by Rule 902 of Regulation S (See "Exhibit B");
     C. At the time the purchase order for this transaction was originated, the Buyer was physically outside of the United States and that such purchase order was not the result of directed selling efforts by the Corporation in the United States;
     D. No offer to purchase the Preferred Shares was made by the Buyer while in the United States;
     E. Buyer is purchasing the Preferred Shares for its own account for investment purposes and not with a view towards distribution.
     F. All subsequent offers and sales of the Preferred Shares will be made (I) outside the United States in compliance with Rule 903 or Rule 904 of Regulation S, (ii) pursuant to registration of the Shares under the Securities Act, or (iii) pursuant to an exemption from such
registration.   Buyer understands the conditions of  the  exemption  from
registration  afforded  by  Section  4(1)  of  the  Securities  Act   and
acknowledges that there can be no assurance that it will be able to rely on such exemption. In any case Buyer will not resell the Shares to U.S. Persons or within the United States until after the end of the forty (40) day period commencing on the Closing Date of the Offering (as defined below in Section 4) (the "Restricted Period");
     G. Buyer agrees that, at all times after the execution of this Agreement by Buyer and prior to the expiration of the Restricted Period, it will keep its purchase of the Preferred Shares confidential, except as required by law and except as necessary in the ordinary course of Buyer's business;
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     H.    Buyer understands that the Preferred Shares are being  offered and sold to it in reliance on specific provisions of United States Federal and State securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to
determine  the  applicability  of  such provisions.   Accordingly,  Buyer
agrees   to   notify  Seller  of  any  events  which  would   cause   the
representations and warranties of Buyer to be untrue or breached  at  any time after the execution of this Agreement by Buyer and prior to the expiration of the Restricted Period;
     I. This Agreement has been duly authorized, validly executed, and delivered on behalf of Buyer and is a valid and binding agreement enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;
     J. Any offering documents received by Buyer include statements to the effect that the Preferred Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons during the Restricted Period.
     K. Buyer, in making the decision to purchase the Preferred Shares subscribed for, has relied upon independent investigations made by it and has not relied on any information or representations made by third parties. Notwithstanding, the Buyer has relied upon the accurateness and completeness of the companies public filings and press releases; and
     L. Buyer has not taken any action that would cause Seller to be subject to any claim for commission or other fee or remuneration by any broker, finder, or other person and Buyer indemnifies Seller against any such claim caused by the actions of Buyer or any of its employees or agents.
     M.    Buyer  is an "Accredited Investor" as defined in Rule  502  of
Regulation D.
     N. Buyer understands that the Corporation makes no representation regarding the fulfillment on the future of any reporting requirements under the Exchange Act (as hereinafter defined), or the dissemination to the public of any current information concerning the Corporation. Other than as described herein, Buyer understands and hereby acknowledges that except for the registration rights described herein, the Corporation is under no obligation to register the Preferred Shares or the Conversion Shares under the Securities Act.
     O. Buyer acknowledges receipt and review of the Disclosure Materials and the exhibits hereto, and hereby represents that Buyer has been furnished by the Corporation during the course of this transaction with all information regarding the Corporation which the Buyer has requested or desired to know; that all documents which could be reasonably provided have been made available for inspection and review; and that such information and documents have, in Buyer's opinion, afforded Buyer with all of the same information that would be provided in a registration statement filed under the Securities Act; that Buyer has been afforded the opportunity to ask questions of and receive answers form duly authorized officers or other representatives of the Corporation concerning the terms and conditions of the Offering, and any additional information which Buyer has requested.
     P. Buyer acknowledges that it has directly or through Seller's agent, __________ negotiated the terms of the Preferred Shares with the Corporation.
     Q.    Buyer  agrees  to  hold  the Corporation  and  its  directors,
officers   and   controlling   persons  and   their   respective   heirs,
representatives,  successors and assigns harmless and to  indemnify  them
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against all liabilities, costs and expenses incurred by them as a  result of any misrepresentation made by Buyer contained herein or any sale or distribution by the Buyer in violation of applicable federal and state securities laws.
     R. Seller did not attempt to, and did not induce Buyer to purchase the subject Preferred Shares.

3.   SELLER'S REPRESENTATIONS
     Seller represents and warrants to Buyer as follows:
     A. Seller is a "Domestic Issuer" and a "Reporting Issuer," as such terms are defined by Rule 902 of Regulation S. Seller has registered its common stock pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is in full compliance with all reporting requirements of either Section 13(a) or 15(d) of the Exchange Act, and Seller's common stock trades on the NASDAQ Stock Market under the symbol CRTM;
     B. Seller has furnished Buyer with copies of Seller's most recent Annual Report, on Form 10-K filed with the Securities and Exchange Commission and all forms 10-Q and 8-K filed thereafter;
     C. Seller has not offered the Preferred Shares to any person in the United States, any identifiable group of U.S. citizens abroad, or to any U.S. Person;
     D. At the time the buy order was originated, Seller and/or its agents reasonably believed Buyer was outside the United States and was not a U.S. Person;
     E. Seller and/or its agents reasonably believe that the sale of the Preferred Shares has not been prearranged with a Buyer in the United States;
     F. Seller has not conducted any "directed selling efforts" with respect to the Preferred Shares nor has Seller conducted any general solicitation (as that term is used in Regulation D under the Securities
Act) with respect to the Preferred Shares;
     G. The Preferred Shares when issued and delivered will be duly and validly authorized and issued, fully-paid and nonassessable and will not subject the holders thereof to personal liability by reason of being such
holders.   There  are no preemptive rights of any shareholder  of  Seller with respect to the Preferred Shares;
     H. This Agreement has been duly authorized, validly executed and delivered on behalf of Seller and is a valid and binding agreement in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;
     I.     The  execution  and  delivery  of  this  Agreement  and   the
consummation   of  the  issuance  of  the  Shares  and  the  transactions contemplated by this Agreement do not and will not conflict with or result in a breach by Seller of any of the terms or provisions of, or constitute a default under, the articles of incorporation or bylaws of Seller, or any indenture, mortgage, deed of trust or other material agreement or instrument to which Seller is a part of by which it or any of its properties or assets are bound, or any existing applicable decree, judgment or order of any court, Federal or State regulatory body, administrative agency or other governmental body having jurisdiction over Seller or any of its properties or assets;
      J. Seller is not aware of any authorization, approval or consent of any governmental body which is legally required for the issuance and sale of the Preferred Shares as contemplated by this Agreement;
     K. Within two full business days of receipt by the Corporation of a properly executed request for conversion accompanied by the Preferred Shares to be converted, Seller will deliver to its transfer agent its
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directive  and authorization to execute the conversion and  to  issue  to
Buyer the common stock shares so authorized. The Seller acknowledges that a delay in issuance of its authorization and directive for the
conversion  could  result in economic loss to the Buyer.   Therefore,  as
compensation to the Buyer for such loss, in the event that the Seller fails to deliver said authorization and directive within three full business days, the Seller agrees to pay liquidated damages to the Buyer for late issuance of said authorization and directive in the amount of $500 per day for each day of delay after three days, up to a maximum of $10,000 per conversion request. Nothing herein shall create a liability to the Seller for actions or delays of the transfer agent once the authorization and directive have been delivered to it by the Seller. Any liquidated damages due Buyer will be paid within seven (7) days of issuance of the shares resulting from the conversion.
     L. Upon conversion of the Preferred Shares, Seller will issue one or more certificates representing the Common Shares in the name of the Buyer without restrictive legend, except as may otherwise be required by applicable law, rule or regulation, and in DTC eligible form, in such denominations to be specified by the Buyer prior to conversion provided Buyer represents to Seller that resale of the Shares will be made only in compliance with applicable securities laws. Seller further warrants that no instructions other than these instructions, and instructions for a "stop transfer" until the end of the Restricted Period, have been given to the transfer agent and also warrants that the Shares shall otherwise be freely transferable on the books and records of Seller subject to compliance with Federal and State securities laws. Seller will notify the transfer agent of the Closing Date or Closing Dates of the Offering and of the date of expiration of the Restricted Period or Periods. Nothing in this section shall affect in any way Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Shares;
     M. Seller has not taken and will take no action that will affect in any way the running of the Restricted Period or the ability of Buyer to freely resell the Shares in accordance with applicable securities laws and this Agreement;
     N. Seller will comply with all applicable securities with respect to the sale of the Shares, including but not limited to the filing of all reports required to be filed in connection therewith the Securities and Exchange Commission or any stock exchange of the NASDAQ stock market or any other regulatory authority; and
     O. Seller nor agents of the Seller have purchased any common shares of the Seller in open market transactions on the NASDAQ stock market for the 30 days immediately preceding the date of this agreement.

4.   ESCROW AGENT; WIRING INSTRUCTIONS; DELIVERY INSTRUCTIONS; AGENT
     A. ___________________ (the "Escrow Agent") will act as Escrow Agent for this transaction;
     B. The Escrow agent will collect funds in the amount as set forth in Section 1 herein from the Buyer and Preferred Share Certificates from the Seller as set forth in Section 5 herein;
     C. The Escrow Agent shall release funds to Seller via wire transfer pursuant to Seller's instructions and release the certificate(s)
to   Buyer  via  private  overnight  mail  service  pursuant  to  Buyer's instructions in Section 4 herein, once all material has been received.
     D.   Seller's Escrow Agent's wiring instructions are:
          For Credit to the Account of:
          Reference:
     E.    Buyer's  instructions for delivery of the certificate  are  as follows:
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     F.    _________________ shall serve as agent (the  "Agent")  in  the transaction contemplated by this Agreement. Agent's fee is solely the responsibility of the Seller and Seller expressly agrees to pay Agent said fee as such is agreed upon between the Seller and the Agent. Neither the Seller nor the Agent has any recourse of any kind whatsoever against the Buyer for any monies owed the Agent by the Seller or for any monies paid by the Seller to the Agent. Seller expressly indemnifies Buyer against any monies owed the Agent.
     G. Seller agrees to compensate Escrow Agent in the amount of one-quarter of one percent (.0025) of gross funds raised. Seller agrees to pay Escrow Agent directly from the proceeds of the sale of the Preferred Shares.

5.   CONDITIONS TO CLOSING
     A. Buyer understands that Seller's obligation to sell the Preferred Shares is conditioned upon delivery into escrow by Buyer of the amount set forth in Section 1 herein.
     B.    Seller  understands that Buyer's obligation  to  purchase  the
Preferred   Shares   is  conditioned  upon  delivery  of   certificate(s)
representing the Preferred Shares as described in Section 5 herein, and provision of an opinion of counsel as provided in Subsection D (ii) herein below.
     C.   For this transaction to close, Buyer must:
     (i) Wire funds to the Escrow Agent, in the amount of US dollars ($________________) no later than 72 hours after receipt by Escrow Agent of the executed Subscription Agreement.
     (ii)   Deliver   a  signed  Offshore  Securities   Subscription
     Agreement; and,
     (iii) Deliver a signed closing instructions/hold harmless letter addressed to the Escrow Agent, attached hereto as Exhibit C.
     D.   For this transaction to close, Seller must:
     (I)  Deliver   to   the   Escrow  Agent  the   Certificate   of
          Designation.
     (ii) Deliver to the Escrow Agent an opinion letter from Seller's counsel stating that, among other things, (a) the Company is duly incorporated and validly existing; (b)
          this Agreement, the issuance of the Preferred Shares,  and the issuance of the Common Stock upon conversion of the Preferred Shares up to the number of shares of common stock currently authorized in the Seller's Certificate of Incorporation, have been duly approved by all required corporate action, and that all such securities, up to the number of shares of common stock currently authorized in
          the   Seller's  Certificate  of  Incorporation,  upon  due
          issuance,  shall be validly issued and outstanding,  fully paid and nonassessable, and in each case, having the rights, preferences and privileges set forth in the
          Certificate   of   Incorporation   and   the    respective
          Certificates of Designations; (c) this Agreement is a valid and binding obligation of the Company, enforceable in  accordance with its terms, except as enforceability of
          any   indemnification  provisions  may   be   limited   by
          principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of laws governing specific performance and other equitable remedies;
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     (iii)      Deliver  to  the  Escrow  Agent  a  signed  Offshore
          Securities Subscription Agreement which shall be signed after execution of such Subscription Agreement by Buyer;
          and
     (iv) Deliver   to   the   Escrow   Agent   a   signed   closing
          instructions/hold harmless letter addressed to the Escrow Agent, attached hereto as Exhibit D.

6.   CLOSING
     The Preferred Shares certificate shall be delivered to Buyer and the funds therefore shall be delivered to Seller on or before ______, 1997 (the "Closing Date") or at such time to be mutually agreed.

7.   GOVERNING LAW; INTERPRETATION AND ARBITRATION
     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. Facsimile signatures of this Agreement shall be binding on all parties hereto. All terms used herein that are defined in Regulation S under the Securities Act shall have the meanings set forth therein.
     The Buyer shall have the right, in lieu of litigation, to resolve any dispute arising hereunder before a panel of three arbitrators selected pursuant to and in accordance with the rules of the American Arbitration Association. The Arbitration shall be held in Dallas, Texas. The prevailing party shall be entitled to an award of reasonable attorneys' fees and expenses.

8.   ENTIRE AGREEMENT; AMENDMENT
     This Agreement, the Certificate of Designation, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

9.   NOTICES; ETC.
     Any notice, demand or request required or permitted to be given by either the Seller or the Buyer pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or by facsimile, with a hard copy to follow by two day courier addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

10.  COUNTERPARTS
     This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

11.  SEVERABILITY
     In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, enforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.
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12.  TITLES AND SUBTITLES
     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above, as confirmed by signatory below. Facsimile signatures of this agreement shall be binding on all parties hereto.

Official Signatory of Buyer:            Official Signatory of Seller:

____________________________            CURTIS MATHES HOLDING CORPORATION
____________________________            10911 Petal Street
____________________________            Dallas, Texas 75238
____________________________
By:    _______________________       By:___________________________
Title: _______________________          Authorized Signatory
                                        By Order of the Board